EXHIBIT 10.1

AMENDED OPERATING AGREEMENT FOR THE ACQUISITION OF TRANSPORT ASSETS

THE DATE OF THIS AGREEMENT is made the 18th day of August 2018.

BETWEEN: Roadbees Linehaul Pty Ltd (formally Roadbees Transport Pty Ltd) of Shed 8, 167 Murarrie Road, Murarrie, Queensland 4172

(“Operator”)

And AmerYcan Finance and Leasing Pty Ltd (formally Novagen Finance and Leasing Pty Ltd) of 13, 9-15 Sinclair Street, Arundel, Queensland 4214

(“Asset Supplier”)

And Novagen Ingenium Inc. of 3773 Howard Hughes Parkway, South Las Vegas, Nevada, USA 89169-6014

(“Parent”)

RECITALS:

A.	It is acknowledged by all remaining parties in this agreement that the original Vendor to the original Operating Agreement for the Acquisition of Transport Assets, Datspares – Toyaparts Pty Ltd was removed as a party to the original agreement on March 6, 2018 under 7. Right Of Termination.

B.	Roadbees Linehaul Pty Ltd (Operator) is a proprietary company which operates a transport and warehousing business in the State of Queensland. The Operator’s Board of Directors has researched and analyzed several possible transport acquisitions and the listing of the Operator on the Australian Stock Exchange (ASX).

C.	AmerYcan Finance and Leasing Pty Ltd (Asset Supplier) is a proprietary company which is a wholly owned subsidiary of the Parent which owns and manages transport and warehousing assets.

D.	Novagen Ingenium Inc. (Parent) is a public reporting and public traded USA company which has business interest in engine development, precision engineering services and transport operations in the USA and Australia.

E.	The Asset Supplier and the Parent have agreed to continue to supply transport assets to the Operator upon the terms and conditions set out in this Agreement.

F.	The Operator, Asset Supplier and Parent acknowledge that this agreement is not a definitive document and agree to engage counsel to produce formal documents as soon as possible.

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OPERATIVE PROVISIONS:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement unless otherwise provided or unless there is something in the subject matter or context inconsistent therewith the expressions following have the definitions or meanings hereinafter respectively provided:

(a)	“this Agreement” means this Agreement and any other agreement expressed to be supplemental to this Agreement and all amendments to any such document;

(b)	“Business Day” means any day which is not a Saturday, Sunday or public holiday in Queensland, Australia;

(c)	“Business” means the transport and logistics business operated by the Operator;

(d)	“Commitment date” means the date of execution of the Amended Agreement for the Acquisition of Transport Assets;

(e)	“writing” includes printing typing lithography and other modes of reproducing words in a visible form and “written” has a corresponding meaning.

(f)	“Time”; time is of the essence.

1.2	Interpretation

(a)	Every agreement or obligation expressed or implied in this Agreement by which two or more persons agree or are bound shall (except where otherwise expressly stated) bind such persons jointly and each of them severally and every provision expressed or implied in this Agreement which applies to two or more persons shall (except where otherwise expressly stated) apply to such persons jointly and each of them severally.

(b)	Words denoting the singular number only shall include the plural and vice versa. Words importing the masculine or neuter gender include all other genders.

(c)	The headings in this Agreement are included for convenience only and shall not affect the construction of this Agreement.

(d)	Reference to statutes (whether particular reference to sections or generally) includes all statutes amending or consolidating or replacing the statutes referred to.

(e)	The expression “$” or “dollars” means Australian dollars.

2.	AGREEMENT FOR THE SUPPLY OF TRANSPORT ASSETS

On execution of this Agreement by all parties it is agreed by them that the Asset Supplier will supply to the Operator the transport and warehousing assets that have been supplied to the Operator from the Asset Supplier since August 28, 2017 on an ongoing basis without charge or financial penalty until January 1, 2019 in exchange for 25% of the issued capital in the Operator undilute-able until January 1, 2024. (Commitment Stake-holding)

On execution of this Agreement by all parties it is agreed by them that the Asset Supplier will be entitled to charge the Operator market rates for the supply of transport and warehousing assets from January 1, 2019.

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3.	MANNER OF PROVISION OF CONSIDERATION

3.1	On the Commitment Date, the Asset Supplier shall provide to the Operator the transport and warehousing assets used by the Operator.

3.2	On the Commitment Date, the Operator shall issue to the Asset Supplier or to a nominee their solicitors shall in writing direct, the Stake-holding shares.

4.	TRANSPORT AND WAREHOUSING OPERATING PROVISION AND FURTHER ASSURANCES

4.1	The Operator, at the costs of the operator, shall from Commitment Date and within such reasonable time as may allow, create a pre-check and operating manual to be issued to employees that operate the transport and warehouse assets.

4.2	Insurance; The Asset Supplier shall insure the transport and warehouse assets and the operator shall pay the Assets Supplier for the insurance on a timely basis.

4.3	Maintenance; The Asset Supplier will maintain the transport and warehouse assets.

4.4	Tires; The Asset Supplier will maintain tires to a legal standard.

5.	MUTUAL INDEMNITY & RELEASES AND SUBSTITUTIONS OF GUARANTEES

5.1	The Operator jointly and severally covenant with the Asset Supplier and the Parent to jointly and severally indemnify and hold indemnified the Asset Supplier and the Parent from and against all losses damages claims demands actions judgments costs and expenses reasonably and lawfully suffered or incurred by the Asset Supplier and the Parent by reason of the breach of any warranty hereby given or by reason of the failure of the Operator or any one or more of them to observe perform and fulfill their obligations under this Agreement.

5.2	The Asset Supplier and the Parent covenants with the Operator that the Asset Supplier and the Parent shall indemnify and hold indemnified the Operator from and against all losses damages claims demands actions judgments costs and expenses reasonably and lawfully suffered or incurred by the Operator by reason of the failure of the Asset Supplier and the Parent to observe and fulfill its obligations under this Agreement.

6.	FURTHER ASSURANCES

Each party shall notwithstanding Completion execute and do or cause to be executed and done all such further acts and things as shall be necessary to fulfill their respective obligations under this Agreement.

7.	RIGHT OF TERMINATION

If it be considered on a reasonable basis that at any time prior to Completion any representation or warranty on the part of the Operator was or is or shall be materially incorrect the Asset Supplier and the Parent may in addition to and without prejudice to any other remedy available to the Asset Supplier and Parent at law or in equity by notice in writing to the Operator stating that it is given pursuant to this clause terminate this Agreement in which case no party shall be under any further obligation to any other pursuant to this Agreement.

8.	NOTICES

10.1 Any notice demand consent in writing or other communication requiring to be given or made under or pursuant to this Agreement shall be deemed to have been duly given or made when delivered in writing or sent by post facsimile transmission or telex to the party to which such notice demand consent or other communication is required or permitted to be given or made under this Agreement at the following addresses:

The Operator: Roadbees Linehaul Pty Ltd at 167 Murarrie Road, Murarrie, Queensland 4172

The Asset Supplier: AmerYcan Finance and Leasing Pty Ltd at 13, 9-15 Sinclair Street, Arundel, Queensland 4214

The Parent: Novagen Ingenium Inc. at 3773 Howard Hughes Parkway, South Las Vegas, Nevada, USA 89169-60143

or at such other addresses as may from time to time be notified by the relevant party to the other or others for the purpose of this clause.

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10.2 Any notice demand consent in writing or other communication sent by post shall be deemed to have been served on the second Business Day after the date of posting and if sent by telex shall be deemed to have been given or made on receipt by the sender of the receiver’s answer back code after transmission of the substance of the communication and if sent by facsimile transmission shall be deemed to have been given or made upon receipt by the sender of an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number PROVIDED ALWAYS that if a notice or other communication is served by hand or is received by telex or facsimile on a day which is not a Business Day or after 5.00pm on any Business Day, such notice or communication shall be deemed to be duly received by the recipient at 9.00am on the next following Business Day.

10.3 In addition and without prejudice to any mode of delivery or service authorized by this clause any notice demand consent in writing or other communication requiring to be given or made to any corporate party under or pursuant to this Agreement shall be deemed to have been duly served when delivered or transmitted in writing to any director or secretary of the party as the case may be.

9.	LEGAL FEES & OTHER COSTS

9.1	The Operator, Asset Supplier and the Parent shall bear all legal costs of and incidental to the preparation and execution of this Agreement and of all documents required to be signed pursuant to the provisions of this Agreement.

9.2	Any stamp duties wherever assessed payable on this Agreement or on any documents executed pursuant to these provisions or in respect of any transaction evidenced by or undertaken pursuant to this Agreement shall be borne and paid by the Operator and any party paying the same may recover as a debt the amount thereof from the party required by this Agreement to pay the same.

10.	CONFIDENTIALITY

No party to this Agreement shall unless compelled by law so to do make any public statement or disclose information of or concerning any of the matters evidenced by this Agreement without the approval in writing of the other party.

11.	ENTIRE AGREEMENT

This Agreement constitutes the sole and entire agreement between the parties relating to the sale of the Shares and no representations or terms of any nature not contained in this Agreement shall be of any force unless they are reduced to writing and executed by all parties and are expressed to be in modification of this Agreement.

12.	GOVERNING LAW AND JURISDICTION

12.1	The Laws applicable in Queensland and Australia govern this Agreement.

12.2	The parties hereto submit to the non-exclusive jurisdiction of the Courts and Tribunals of Queensland and Australia and any Courts competent to hear appeals from those Courts and/or Tribunals.

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EXECUTED as an Agreement on 18th August 2018 By;

Roadbees Linehaul Pty Ltd of 13, 9-15 Sinclair Street, Arundel, Queensland 4214

Bradley Grohs / Director

Novagen Finance and Leasing Pty Ltd of 13, 9-15 Sinclair Street, Arundel, Queensland 4214

Garry Kinnaird/ Director

Novagen Ingenium Inc. of 3773 Howard Hughes Parkway, South Las Vegas, Nevada, USA 89169-6014

Micheal Nugent CEO

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